Exhibit 99.B(h)(6)(b)

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT
FOR CERTAIN FUNDS OF

THE VICTORY PORTFOLIOS
DATED  August 1, 2013

BETWEEN

THE VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS

AS OF FEBRUARY 19, 2014

Fund/Class	Maximum Operating Expense Limit	Date of Termination	Effective Date of Waiver
Balanced — Class A	1.15%	Feb. 28, 2015	Mar. 1, 2013
Balanced — Class C	1.85%	Feb. 28, 2015	Nov. 12, 2010
Balanced — Class I	0.90%	Feb. 28, 2015	Mar. 1, 2013
Balanced — Class R	1.45%	Feb. 28, 2015	Mar. 1, 2013

A-1